EXHIBIT 99.1

www.ntscorp.com

NEWS RELEASE for September 13, 2010 at 6:00 A.M. ET

Contact: Allen & Caron	National Technical Systems
Jill Bertotti (investors)	Raffy Lorentzian, Sr. Vice President, CFO
Jill@allencaron.com	raffy.lorentzian@ntscorp.com
Len Hall (media)	(818) 591-0776
Len@allencaron.com
(949) 474-4300

NATIONAL TECHNICAL SYSTEMS REPORTS FISCAL YEAR 2011
SECOND QUARTER, SIX-MONTH RESULTS

Year-over-year Increases in Quarterly Revenues, Operating Income, Net Income, EPS; Record First Six-Month Revenues, Net Income, EPS

Calabasas, CA – September 13, 2010 –National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today year-over-year increases in revenues, operating income and net income for its fiscal year 2011 second quarter and six months ended July 31, 2010.

Total revenues for the second quarter of fiscal year 2011 increased to $34.5 million, up 20 percent from $28.7 million in last fiscal year’s second quarter.  Year-over-year organic growth in the second quarter of this fiscal year was $3.0 million, or 10.4 percent, while the acquisition of Unitek Technical Services in November of 2009 accounted for $2.8 million, or 9.7 percent, of the increase in quarterly revenues.

Operating income in this fiscal year’s second quarter increased 16 percent to $2.0 million compared to $1.7 million in last fiscal year’s second quarter.  Net income in the second quarter of fiscal year 2011 was $993,000, or $0.10 per basic and diluted share, compared to $852,000, or $0.09 per basic and diluted share for the same period in the prior fiscal year.

Revenues for the first six months of fiscal year 2011 were up 23 percent year over year to a record $70.7 million driven by the combination of the strong revenue growth of the fiscal 2011 second quarter and the especially strong revenue performance of this fiscal year’s first quarter.

Net income per diluted share for the first half of this fiscal year increased 93 percent year over year to $2.7 million, or $0.27 per diluted share, which excludes the one-time $1.8 million, or $0.18 per diluted share, net of tax gain from the sale of land recorded in the fiscal 2011 first quarter.  Net income for the first six months of last fiscal year was $1.4 million, or $0.15 per diluted share.

President and CEO William C. McGinnis said the significant year-over-year revenue growth in this fiscal year’s second quarter and first six months, despite the lackluster economy, demonstrates the value of the Company’s strategy to invest in new resources and capabilities, including engineering services.  In the defense market, NTS’ competitive cost structure and breadth of capabilities have resulted in increased market share.  In the aerospace market, recent contract wins from Boeing and Hawker Beechcraft show that investments in a broader range of product engineering and testing services can be expected to result in higher revenues.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

www.ntscorp.com

“We continue to evolve into a stronger, more diverse and more capable company and our revenue growth is proof of that,” McGinnis said.  “Generating 68 percent of our overall revenue, aerospace and defense are two of our most important markets and we are making concerted efforts to use our new capabilities to expand our relationships with existing customers and develop new ones.  Our Life Cycle Product Services is an important addition to those capabilities and can help counter defense market economic cycles by providing us with additional growth opportunities. The shift we are seeing among OEMs toward large scale integration, consolidation and outsourcing also presents important opportunities for us.  We believe we are well positioned to grow, not only in aerospace and defense, but in the telecommunications market as well, thanks to our capital investments and expanded testing facilities in the wireless market.”

Gross margin as a percentage of revenues in this fiscal year’s second quarter was 27 percent compared to 28 percent in the prior fiscal year’s second quarter.  Quarter to quarter fluctuations in gross margin reflect changes in the mix of services sold and capacity utilization at some of the Company’s recently expanded operations.

Gross margin as a percentage of revenue in the first six months of this fiscal year was 28 percent compared to 27 percent in the first six months of the prior fiscal year.

Operating income in the first six months of fiscal year 2011 increased to $5.3 million compared to $3.0 million in the first six months of last fiscal year.  Net income for the first six months of fiscal year 2011, including the $1.8 million net of tax gain on the sale of land recorded in this fiscal year’s first quarter, was $4.5 million, or $0.47 per basic share and $0.45 per diluted share, compared to $1.4 million, or $0.15 per basic and diluted share, for the same period in the prior fiscal year.

The Company’s balance sheet as of July 31, 2010 remained strong with cash, cash equivalents and investments of $7.3 million, working capital of $22.2 million, total assets of $115.1 million, total bank debt of $33.0 million and total equity of $53.5 million.

Conference Call
As previously announced, NTS is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the fiscal year 2011 second quarter ended July 31, 2010.  To access the call, please dial 1-877-941-8609 from the U.S. or, for international callers, please dial +1-480-629-9818.  The live webcast and archived replay of the call can be accessed on the front page of the Investor section of NTS’ website at www.ntscorp.com.

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

www.ntscorp.com

About NTS
National Technical Systems, Inc. is a leading provider of engineering services to the aerospace, defense, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides Life Cycle Product Services, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Forward Looking Statements
The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, including the possibility of contract cancellations, demand for services and products, development of markets for the Company’s services and products and other risks identified in the Company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding National Technical Systems' business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

TABLE FOLLOWS

Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899

www.ntscorp.com

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Net revenues	$34,525,000	$28,736,000	$70,657,000	$57,428,000
Cost of sales	25,212,000	20,600,000	50,560,000	41,886,000
Gross profit	9,313,000	8,136,000	20,097,000	15,542,000

Selling, general and administrative expense	7,323,000	6,440,000	14,765,000	12,533,000
Equity loss from non-consolidated subsidiary	30,000	4,000	47,000	35,000
Operating income	1,960,000	1,692,000	5,285,000	2,974,000
Other income (expense):
Interest expense, net	(287,000)	(327,000)	(583,000)	(723,000)
Other income, net	198,000	204,000	3,189,000	135,000
Total other income (expense), net	(89,000)	(123,000)	2,606,000	(588,000)

Income before income taxes and noncontrolling interest	1,871,000	1,569,000	7,891,000	2,386,000
Income taxes	749,000	638,000	3,151,000	966,000

Income before noncontrolling interests	1,122,000	931,000	4,740,000	1,420,000
Net income attributable to noncontrolling interests	(129,000)	(79,000)	(201,000)	(28,000)

Net income	$993,000	$852,000	$4,539,000	$1,392,000

Net income per common share:
Basic	$0.10	$0.09	$0.47	$0.15
Diluted	$0.10	$0.09	$0.45	$0.15

Weighted average common shares outstanding	9,705,000	9,303,000	9,585,000	9,301,000
Dilutive effect of stock options and nonvested shares	577,000	303,000	575,000	285,000
Weighted average common shares outstanding,assuming dilution	10,282,000	9,606,000	10,160,000	9,586,000

Cash dividends per common share	$0.07	$0.06	$0.07	$0.06

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Corporate Headquarters
24007 Ventura Boulevard, Suite 200 • Calabasas, California 91302
(818) 591-0776 • (800) 759-2687 • Fax (818) 591-0899